UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AppLovin Corporation
(Name of Registrant as Specified In Its Charter)
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APPLOVIN

2023

Proxy Statement

Notice of 2023 Annual Meeting of Stockholders

JUNE 7, 2023 / PALO ALTO, CA

1100 Page Mill Road | Palo Alto, California 94304

Notice of Annual Meeting of Stockholders		MEETING DETAILS

Date June 7, 2023

Dear Stockholders of AppLovin Corporation:
We cordially invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of AppLovin Corporation, a Delaware corporation, to be held on Wednesday, June 7, 2023 at 10:00 a.m. Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/APP2023, where you will be able to listen to the meeting live, submit questions and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
Time 10:00 a.m. Pacific Time

Location www.virtualshareholdermeeting. com/APP2023

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

Proposals
1	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
3	To approve, on an advisory basis, the compensation of our named executive officers;
4	To recommend, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
5	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 10, 2023 as the record date for the Annual Meeting. Stockholders of record on April 10, 2023 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

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The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
This notice and the accompanying proxy statement are being made available to stockholders on April 25, 2023.
By order of the Board of Directors,
Adam Foroughi
Chief Executive Officer, Co-Founder, and Chairperson of the Board
Palo Alto, California
April 25, 2023

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AppLovin Corporation Proxy Statement for the 2023 Annual Meeting of Stockholders
General Information
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2023 annual meeting of stockholders of AppLovin Corporation, a Delaware corporation (“we”, “our”, “us”, the “company” or “AppLovin”), and any postponements, adjournments or continuations thereof.

Date June 7, 2023	Time 10:00 a.m. Pacific Time	Location www.virtualshareholdermeeting.com/APP2023
The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/APP2023, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 25, 2023 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2022 annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
What matters am I voting on?
You are being asked to vote on:
•the election of eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•a proposal to recommend, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.

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How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of each director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•To hold future stockholder advisory votes on the compensation of our named executive officers every “THREE YEARS.”
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the eight nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.
•Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative “For” vote of at least a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our Compensation Committee will consider the outcome of the vote when determining named executive officer compensation.

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•Proposal No. 4: To recommend, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. If you “Abstain” from voting on this proposal, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our Compensation Committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on April 10, 2023, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 300,103,616 shares of our Class A common stock outstanding and 71,162,622 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one (1) vote on each proposal and each share of Class B common stock is entitled to twenty (20) votes on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

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How do I vote?
If you are a stockholder of record, there are several ways to vote:

Internet
Vote by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 6, 2023 (have your Notice or proxy card in hand when you visit the website);
Phone Vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 6, 2023 (have your Notice or proxy card in hand when you call);	Mail Vote by completing and mailing your proxy card (if you received printed proxy materials); or
Virtual Meeting
Vote by attending the Annual Meeting by visiting www.virtual shareholdermeeting
.com/APP2023, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

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Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card; or
•notifying the Corporate Secretary of AppLovin Corporation, in writing, at AppLovin Corporation, 1100 Page Mill Road, Palo Alto, California 94304.
You may also change your vote by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/APP2023. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. The Annual Meeting webcast will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Adam Foroughi, Herald Chen, and Victoria Valenzuela have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 25, 2023 to all stockholders entitled to vote at the Annual Meeting.

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Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
AppLovin Corporation
Attention: Corporate Secretary
1100 Page Mill Road
Palo Alto, California 94304
(800) 839-9646
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

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What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
AppLovin Corporation
Attention: Corporate Secretary
1100 Page Mill Road,
Palo Alto, California 94304
(800) 839-9646
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board of Directors, (iii) properly brought before such annual meeting as may be provided in the certificate of designations for any class or series of preferred stock, or (iv) properly brought before such meeting by a stockholder who (A) is a stockholder of record at the time of giving of the notice contemplated by our amended and restated bylaws; (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in our amended and restated bylaws, including delivering timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on February 8, 2024; and
•no later than 5:00 p.m., Pacific time, on March 9, 2024.
In the event that we hold the 2024 annual meeting of stockholders more than 25 days from the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the 2024 annual meeting of stockholders and no later than 5:00 p.m., Pacific time, on the later of (i) the 90th day prior to the day of the 2024 annual meeting of stockholders and (ii) if the first public announcement of the date of the 2024 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made by us.
Unless otherwise required by law, if a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

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Recommendation or Nomination of Director Candidates
Stockholders who have continuously held 1% of our fully diluted capitalization for at least 12 months prior to the submission of their recommendation may recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the company and evidence of the recommending stockholder’s ownership of the company’s capital stock and should be directed to our Chief Legal Officer and Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available via our website at www.investors.applovin.com and the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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Board of Directors and Corporate Governance
Our business affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of eight (8) directors, five (5) of whom qualify as “independent” under the corporate governance requirements of the Nasdaq Global Select Market (“Nasdaq”). At each annual meeting of stockholders, directors will be elected for a one-year term and until their successors are duly elected and qualified.
The following charts provide summary information about our director nominees with respect to independence, diversity, and tenure.

Board Diversity Matrix (As of April 25, 2023)
Board Size:
Total Number of Directors	8
Part I: Gender Identity	Female	Male
Directors	3	5
Part II: Demographic Background
African American or Black	1	0
Asian	1	1
Hispanic or Latinx	0	1
White	1	3

Gender	Ethnicity	Tenure	Independence

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Nominees for Director

Mr. Foroughi is one of our co-founders and has served as our Chief Executive Officer and a member of our Board of Directors since December 2011.
He was designated as Chairperson of our Board of Directors in March 2021. He previously co-founded two advertising technology companies, Lifestreet Media Inc. and Social Hour Inc. Mr. Foroughi holds a B.A. in Business Administration from the University of California, Berkeley.
Mr. Foroughi was selected to serve on our Board of Directors because of his deep industry knowledge and the vision and experience he brings as our Chief Executive Officer and co-founder.

Adam Foroughi
Chairperson of the Board

Age: 42 Director Since: 2011 Committees: None

Mr. Chen has served as our President and Chief Financial Officer since November 2019 and as a member of our Board of Directors since August 2018.
Prior to joining us, he served as the head of Technology, Media and Telecom at Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, KKR), an investment firm that manages multiple alternative asset classes, from 2007 to 2019, having previously worked for the firm from 1995 to 1997. He also currently serves on the board of directors of GoDaddy, Inc., an online solutions provider, and Internet Brands Inc., an integrated digital media and software services company. Mr. Chen holds a B.S. in Economics (Finance) and a B.S.E. in Mechanical Engineering from the University of Pennsylvania and an M.B.A. from the Stanford University Graduate School of Business.
Mr. Chen was selected to serve on our Board of Directors because of his extensive operating and management experience, his financial acumen and his knowledge of technology companies and his experience serving on the boards of directors of other public and private technology companies.

Herald Chen
Director

Age: 53 Director Since: 2018 Committees: None

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Mr. Billings has served as a member of our Board of Directors since December 2020 and as our Lead Independent Director since February 2021.
Mr. Billings has served as Chief Executive Officer and a member of the board of directors of Wynn Resorts, Limited, a developer and operator of hotels and casinos, since February 2022. Prior to February 2022, Mr. Billings served as the Chief Financial Officer and Treasurer of Wynn Resorts from March 2017 to January 2022 and as President from May 2019 to May 2021. He has also served as a Non-Executive Director of Wynn Macau, Limited, a majority owned subsidiary of Wynn Resorts since August 2018. From December 2015 to January 2018, Mr. Billings served as Non-Executive Chairman of NYX Gaming Group Ltd., a developer of digital gaming systems which was acquired by Scientific Games Corporation in January 2018. Mr. Billings has been a Certified Public Accountant since 1999. He holds a B.S. in Business Administration from the University of Nevada, Las Vegas and an M.B.A. from Columbia Business School.
Mr. Billings was selected to serve on our Board of Directors because of his significant operational experience as an executive and his financial expertise.

Craig Billings
Lead Independent Director

Age: 50 Director Since: 2020 Committees: Audit (Chair); Compensation

Ms. Georgiadis has served as a member of our Board of Directors since January 2021.
Ms. Georgiadis currently serves as Co-Founder and CEO of Montai Health, and as CEO-Partner of Flagship Pioneering Inc., a bioplatform innovation company, since April 2022. She previously served as an Endurance Partner-in-Residence at General Catalyst, a venture capital firm, from January 2021 to April 2022. From May 2018 to December 2020, she served as President and Chief Executive Officer of Ancestry.com LLC, a global family history and consumer genomics company. Prior to Ancestry, from February 2017 to May 2018, Ms. Georgiadis served as Chief Executive Officer of Mattel, Inc., a global children’s entertainment company specializing in toys and consumer products. From 2009-2017 she served as President of Google Americas and the Vice President of Global Operations. She is an experienced public and private company board director and currently serves on the board of directors of McDonald’s Corporation and several private companies in technology and health technology. She holds an A.B. from Harvard College and an M.B.A. from Harvard Business School.
Ms. Georgiadis was selected to serve on our Board of Directors because of her significant global operational experience, her public company board experience,and her financial expertise.

Margaret Georgiadis
Independent Director

Age: 59 Director Since: 2021 Committees: Audit; Nominating and Corporate Governance (Chair)

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Ms. Harvey Dawson has served as a member of our Board of Directors since November 2021.
Ms. Harvey Dawson has served as the Chief Legal Officer and Corporate Secretary of HubSpot, a leading CRM platform, since November 2022. Prior to joining HubSpot, Ms. Harvey Dawson was Chief Legal Officer of Gusto, Inc., a modern HR platform, from August 2020 to November 2022. Previously, from June 2017 to July 2020, she was General Counsel at Sidewalk Labs, an urban innovation subsidiary of Alphabet, Inc. Prior to Sidewalk Labs, Ms. Harvey Dawson held senior legal positions with Harman International, Netflix, and Autodesk. She received her B.A in Journalism from Michigan State University and her J.D. from Georgetown University Law Center.

Ms. Harvey Dawson was selected to serve on our Board of Directors because she has over 25 years of broad-based legal experience and has overseen corporate governance, corporate, M&A and commercial transactions, enterprise risk management, compliance, data privacy, intellectual property, regulatory and governmental/public affairs.

Alyssa Harvey Dawson
Independent Director

Age: 53 Director Since: 2021 Committees: Audit

Mr. Oberwager has served as a member of our Board of Directors since November 2019.
He joined KKR in 2008 where he is a Partner, Private Equity. Mr. Oberwager currently serves on the board of directors of several privately-held companies. Mr. Oberwager holds a B.A. in Classics from Georgetown University and an M.B.A. from Harvard Business School.
Mr. Oberwager was selected to serve on our Board of Directors because of his extensive experience as an investment professional and his experience serving on the boards of directors of other technology companies.

Edward Oberwager
Director

Age: 38 Director Since: 2019 Committees: Compensation (Chair)

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Ms. Sharma has served as a member of our Board of Directors since August 2021.
Since February 2021, Ms. Sharma has served as Chief Operating Officer of Maplebear Inc. (d/b/a Instacart), a leading provider of online grocery services. Previously, she served in several roles at Facebook (Meta Platforms, Inc.), a global technology company, including VP of Product for Messenger and Head of Product for Social Impact. She also served as Chief Operating Officer from 2013 to 2017 at Porch Group, Inc., a home services software provider, and served in marketing and operations roles from 2011 to 2013 at Microsoft Corporation, a computer software provider. She has served on the board of directors of Porch Group since December 2020 and previously served on the board of directors of Help Scout PBC, a private company, and Virginia Mason Medical Center. She holds a Bachelor of Science in Business from the University of Minnesota, Carlson School of Management.
Ms. Sharma was selected to serve on our Board of Directors because of her significant operational experience as an executive in the technology industry and her experience serving on the board of directors of another public company.

Asha Sharma
Independent Director

Age: 34 Director Since: 2021 Committees: Compensation

Mr. Vivas has served as a member of our Board of Directors since August 2018.
He has served as Chief Executive Officer at Curated, Inc. (Curated.com), an online outdoor sports retailer he co-founded, since August 2017. From March 2014 to April 2017, Mr. Vivas served as Head of Product, Talent Solutions at LinkedIn Corporation, a business and employment-oriented online service. He joined LinkedIn through its acquisition of Bright.com, an employment website company he co-founded and served as Chief Product Officer from October 2011 to February 2014.
Mr. Vivas was selected to serve on our Board of Directors because of his deep industry knowledge and significant operational experience as an executive with technology companies.

Eduardo Vivas
Independent Director

Age: 37 Director Since: 2018 Committees: Nominating and Corporate Governance

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Director Independence and Controlled Company Exemption
Under the Nasdaq corporate governance requirements, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our Board of Directors has determined that each of Messrs. Billings and Vivas and Mses. Georgiadis, Harvey Dawson, and Sharma do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq corporate governance requirements. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships, Related Party and Other Transactions” below.
All shares of our Class B common stock are held by Messrs. Foroughi and Chen and KKR Denali Holdings L.P. (“KKR Denali”), collectively with certain affiliated trusts and entities (the “Voting Agreement Parties”). The Voting Agreement Parties control a majority of the voting power of our outstanding common stock. As a result, we are considered a “controlled company” within the meaning of the Nasdaq corporate governance requirements. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirements that:
•a majority of our Board of Directors consist of independent directors;
•our Board of Directors have a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•our Board of Directors have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•we conduct an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee.
We are currently utilizing certain of these exemptions. As a result, we do not have a compensation committee that consists entirely of independent directors. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transaction periods.

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Board Leadership Structure and Role of the Lead Independent Director
Mr. Foroughi currently serves as both the chairperson of our Board of Directors and as our chief executive officer. As our co-founder, Mr. Foroughi is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.
Our Board of Directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the chairperson of our Board of Directors is not independent. Because Mr. Foroughi is our chairperson and is not an “independent” director as defined in Nasdaq’s corporate governance requirements, our Board of Directors has determined that it is advisable and in the best interests of stockholders to have a lead independent director to, among other things, preside over meetings of the independent directors and reporting to our chief executive officer and our president regarding feedback from executive sessions. As such, Mr. Billings has been appointed our lead independent director and presides over periodic meetings of our independent directors, serves as a liaison between Mr. Foroughi, Mr. Chen and our independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. Our Board of Directors believes that Mr. Billings’ significant experience as a public company executive, including as a chief executive officer and formerly a chief financial officer, positions him to provide valuable financial and operational expertise that helps ensure strong and independent oversight and effective collaboration among our directors.
Our independent directors meet regularly, but no less than twice a year, in executive sessions following our regularly scheduled meetings and often as part of our special meetings. These executive sessions are chaired by the lead independent director, and include discussions and recommendations regarding guidance to be provided to our chief executive officer and our president and such topics as the independent directors may determine.
As a result of the Board of Directors’ committee structure and the existence of a majority of independent directors, the Board of Directors believes it maintains effective oversight of our business operations, including independent oversight of our management, management’s performance, financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our Board of Directors, including Mr. Billings’ role as lead independent director, is appropriate and enhances our Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders as well as the accountability of management, while Mr. Foroughi’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

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Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The current composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Director	Audit	Compensation	Nominating and Corporate Governance

Adam Foroughi
Herald Chen
Craig Billings	■▲	●
Margaret Georgiadis	●▲		■
Alyssa Harvey Dawson	●
Edward Oberwager		■
Asha Sharma		●
Eduardo Vivas			●
● Committee member ■ Committee chair ▲ Financial expert
Audit Committee
Our Audit Committee consists of Mr. Billings and Mses. Georgiadis and Harvey Dawson, with Mr. Billings serving as chairperson. Each member of our Audit Committee meets the requirements for independence under the Nasdaq corporate governance requirements and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the Nasdaq corporate governance requirements. In addition, our Board of Directors has determined that each of Mr. Billings and Ms. Georgiadis is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our Audit Committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helps to ensure the independence and performance of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management;

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•reviews related party transactions; and
•approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq corporate governance requirements. A copy of the charter for our Audit Committee is available on our website at www.investors.applovin.com. During 2022, our Audit Committee held 6 meetings.
Compensation Committee
Our Compensation Committee consists of Messrs. Oberwager and Billings and Ms. Sharma, with Mr. Oberwager serving as chairperson. Ms. Sharma was appointed to the Compensation Committee in September 2022. Each of Mr. Billings and Ms. Sharma meets the requirements for independence under the Nasdaq corporate governance requirements. We utilize the “controlled company” exemption from having a compensation committee composed entirely of independent directors. Each member of our Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act. Our Compensation Committee, among other things:
•reviews, approves and determines, or makes recommendations to our Board of Directors regarding, the compensation of our executive officers;
•administers our equity compensation plans;
•reviews and approves and makes recommendations to our Board of Directors regarding incentive compensation and equity compensation plans; and
•establishes and reviews general policies relating to compensation and benefits of our employees.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq corporate governance requirements. A copy of the charter for our Compensation Committee is available on our website at www.investors.applovin.com. During 2022, our Compensation Committee held 7 meetings.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Georgiadis and Mr. Vivas, with Ms. Georgiadis serving as chairperson. Ms. Sharma previously served on our Nominating and Corporate Governance Committee until November 2022. Each of Ms. Georgiadis and Mr. Vivas meets the requirements for independence under the Nasdaq corporate governance requirements. Our Nominating and Corporate Governance Committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees;
•evaluates the performance of our Board of Directors and of individual directors;
•considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•reviews developments in corporate governance practices;
•evaluates the adequacy of our corporate governance practices and reporting;

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•oversees our practices with respect to environmental, social and governance matters;
•oversees succession planning for our named executive officers; and
•develops and makes recommendations to our Board of Directors regarding corporate governance guidelines and matters.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable Nasdaq corporate governance requirements. A copy of the charter for our Nominating and Corporate Governance Committee is available on our website at www.investors.applovin.com. During 2022, our Nominating and Corporate Governance Committee held 5 meetings.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2022, our Board of Directors held seventeen meetings (including regularly scheduled and special meetings). Four of our directors attended 100% of meetings of the Board of Directors and the committees on which they then served, and all of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, our Corporate Governance Guidelines strongly encourage, but do not require, our directors to attend. All of our directors attended our 2022 annual meeting of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of AppLovin. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee of the board of directors performing equivalent functions) of any other entity that has one of its executive officers serving on our Board of Directors or Compensation Committee. See the section titled “Certain Relationships, Related Party and Other Transactions” below for information about related party transactions involving members of our Compensation Committee or their affiliates.
Board of Directors Evaluations
Our Board of Directors, in conjunction with our Nominating and Corporate Governance Committee, conducts an annual evaluation of the performance of the Board of Directors as a whole and each of its standing committees, including an evaluation of the qualifications of individual members of the Board of Directors and its committees. The results of the evaluation are reviewed by our lead independent director and the chair of our Nominating and Corporate Governance Committee, in partnership with our in-house legal team. Thereafter, the evaluation results and any recommendations for improvement are provided to our Board of Directors and its standing committees by a member of our legal team. Our Board of Directors and our management work closely to address any action items that result from this evaluation process.
Voting Structure and Voting Agreement
In connection with our initial public offering, we amended and restated our certificate of incorporation to create three classes of authorized common stock. Holders of our Class A common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to twenty

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(20) votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. There are no shares of our Class C common stock outstanding. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law.
All shares of Class B common stock are held by the Voting Agreement Parties. The Voting Agreement Parties have entered into a voting agreement (the “Voting Agreement”) whereby all Class B common stock held by the Voting Agreement Parties and their respective permitted entities and permitted transferees will be voted as determined by two of Mr. Foroughi, Mr. Chen, and KKR Denali (one of which must be Mr. Foroughi). As a result, the Voting Agreement Parties will collectively be able to determine or significantly influence any action requiring the approval of our stockholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Further, Mr. Chen is party to an Equity Award Exchange Agreement covering options to purchase 2,280,201 shares of Class A common stock and 80,199 shares of Class A common stock issued pursuant to the exercise of stock options. The Equity Award Exchange Agreement provides that Mr. Chen may exchange such shares, or the shares received upon exercise of such options, as may be the case, for an equivalent number of shares of our Class B common stock. For additional information on the voting power of the Voting Agreement Parties, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. Our Nominating and Corporate Governance Committee works with our Board of Directors to determine the desired qualifications, expertise, and characteristics of our Board of Directors, including such factors as business experience and diversity, and with respect to diversity, such factors as differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors.
In its evaluation of director candidates, our Nominating and Corporate Governance Committee and our Board of Directors evaluate each director in the context of the membership of the Board of Directors as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board of Directors and the company, and other qualifications and characteristics set forth in the charter of the Nominating and Corporate Governance Committee charter. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, corporate experience, diversity of experience, background, independence, area of expertise, length of service, potential conflicts of interest and other commitments. Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing members of the Board of Directors, and the ability to assist and support management and make significant contributions to our success. Director candidates must understand the fiduciary responsibilities that are required of a member of our Board of Directors and have sufficient time and energy available, in the judgment of our Nominating and Corporate Governance Committee, to perform all board of director and applicable committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and

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applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
After completing its review and evaluation of director candidates, including incumbent directors, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for selection.
Stockholder Recommendations and Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders who have continuously held at least one percent (1%) of our fully diluted capitalization for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer and Corporate Secretary in writing at the address below. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the company and evidence of the recommending stockholder’s ownership of the company’s capital stock. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Chief Legal Officer and Corporate Secretary at AppLovin Corporation, 1100 Page Mill Road, Palo Alto, California 94304. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. To be timely for the 2024 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”
We have entered into a Director Nominations Agreement with KKR Denali. The Director Nominations Agreement grants KKR Denali the right to nominate to our Board of Directors one designee (the “KKR Director”) as long as KKR Denali and its affiliates collectively beneficially own at least 25% of the shares of the Class B common stock that KKR Denali held immediately prior to our initial public offering. In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a KKR Denali director designee, KKR Denali shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new KKR Director. Edward Oberwager currently serves as the KKR Director.
Further, for so long as KKR Denali and its affiliates hold at least 5% of the outstanding shares of our common stock, one of the independent candidates selected by the Nominating and Corporate Governance Committee for nomination to our Board of Directors shall be subject to the approval of KKR Denali prior to the nomination of such candidate for election by our stockholders. Margo Georgiadis is the independent director currently serving that was approved by KKR Denali.

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Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our Board of Directors may do so by writing and mailing the correspondence to our Chief Legal Officer and Corporate Secretary at AppLovin Corporation, Attn: Chief Legal Officer, 1100 Page Mill Road, Palo Alto, California 94304. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Chief Legal Officer, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the Chairperson of the Board or the Lead Independent Director.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described above in this proxy statement.
Corporate Governance Guidelines and Code of Conduct and Business Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Conduct and Business Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of each of our Corporate Governance Guidelines and our Code of Conduct and Business Ethics is posted on our website at www.investors.applovin.com. We will post amendments to our Code of Conduct and Business Ethics or any waivers of our Code of Conduct and Business Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our Board of Directors, directly and through its committees, regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team and/or its advisors at each of its regular Board and committee meetings. Our Board of Directors also receives regular reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions. As part of this approach, our Board considers both the materiality of a risk and its immediacy in making strategic decisions and helping management prioritize resources.

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In addition, our Board of Directors has tasked designated standing committees with oversight of certain categories of risk management. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, as well as legal and regulatory compliance and potential conflicts of interest. Our Audit Committee also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting, and tax matters. Our Compensation Committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee assesses risks relating to our corporate governance practices, the independence of the Board of Directors, and corporate succession plans for our executive officers. These committees receive regular updates from the management team as well as its advisors on various risk topics and regulatory developments applicable to the Company’s operations and business, and provide regular reports on our risk management efforts to the full Board of Directors.
Our Board of Directors and its committees engage outside advisors and experts from time to time to assist in understanding threats, trends, and our risk environment in general. Our Board of Directors believes its current leadership structure supports the risk oversight function of the board.
Director Compensation
We have adopted a compensation policy for our non-employee directors (the “Director Compensation Policy”). The Director Compensation Policy was developed with input from our former independent compensation consultant at the time, Radford (Aon plc), regarding practices and compensation levels at comparable companies. The Director Compensation Policy is designed to attract, retain, and reward experienced non-employee directors.
Under the Director Compensation Policy, each non-employee director receives the cash and equity compensation for board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to meetings of our Board of Directors or its committee and other expenses.
Cash Compensation
Under our Director Compensation Policy, non-employee directors are entitled to receive the following cash compensation for their service on our Board of Directors:
•$50,000 per year for service as a member of the Board of Directors;
•$60,000 per year for service as chairperson of the Board of Directors;
•$20,000 per year for service as lead independent director of the Board of Directors;
•$25,000 per year for service as chairperson of the Audit Committee;
•$10,000 per year for service as member of the Audit Committee;
•$20,000 per year for service as chairperson of the Compensation Committee;
•$10,000 per year for service as member of the Compensation Committee;
•$10,000 per year for service as chairperson of the Nominating and Corporate Governance Committee; and
•$5,000 per year for service as member of the Nominating and Corporate Governance Committee.

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Each non-employee director who serves as the chairperson of a committee will receive only the annual cash fee as the chairperson of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a pro-rated basis.
Equity Compensation
Initial Award
Each person who first becomes a non-employee director will be granted an initial award of restricted stock units, (“RSUs”) on the first trading date on or after the date on which such individual first becomes a non-employee director (the “Initial Award”). The Initial Award will cover a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $337,500, rounded to the nearest whole share (the “New Hire Award”). The New Hire Award will vest in 12 equal quarterly installments beginning on the first Quarterly Vesting Date to occur after such individual first becomes a non-employee director and each subsequent Quarterly Vesting Date thereafter, subject to the non-employee director continuing to be a service provider through the applicable vesting date. Our Quarterly Vesting Dates are February 20, May 20, August 20, and November 20. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment does not entitle them to an Initial Award.
Annual Award
On the date of each annual meeting of our stockholders, each non-employee director will automatically receive an annual award of RSUs (an “Annual Award”) covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $225,000, rounded to the nearest whole share. The Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual meeting next following the date the Annual Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.
In the event of a “change in control” (as defined in our 2021 Equity Incentive Plan), each non-employee director’s outstanding awards will fully vest, provided that the non-employee director continues to be a non-employee director through the date of the change in control.
Maximum Annual Compensation Limit
The Director Compensation Policy includes a maximum annual limit of $750,000 in total cash and equity compensation awards that may be paid, issued, or granted to a non-employee director in any fiscal year (increased to $1,000,000 in the non-employee director’s initial year of service as a non-employee director). For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with generally accepted accounting principles (“GAAP”)). Any cash compensation paid or equity compensation awards granted to a person for their service as an employee, or for their service as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
2022 Compensation
The following table provides information regarding compensation of our non-employee directors for their service as directors, for the fiscal year ended December 31, 2022. Our KKR Director and directors who are also our employees receive no additional compensation for their service as directors. Mr. Vivas has declined to receive cash consideration for his service on our Board of Directors. During 2022, Mr. Oberwager served as the KKR Director and Messrs. Foroughi and Chen were employees and executive officers of the company and therefore, each of them did not receive compensation as directors. See “Executive Compensation” for additional information regarding the compensation of Mr. Foroughi and Mr. Chen.

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Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Craig Billings	105,000	224,963	329,963
Margaret Georgiadis	70,000	224,963	294,963
Alyssa Harvey Dawson	58,750	224,963	283,713
Edward Oberwager	—	—	—
Asha Sharma	55,000	224,963	279,963
Eduardo Vivas	—	224,963	224,963
1.Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these amounts will ever be realized by the non-employee directors. Instead, the amount shown is the grant date fair value of the awards granted in fiscal 2022 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions. The grant date fair value of the RSU awards was calculated based on the closing price per share of our Class A common stock on the grant date.
2.The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2022:

Name	Date of Grant	Number of Shares Underlying Stock Award (#)	Number of Securities Underlying Options (#)

Craig Billings	12/30/2020(1)	—	21,000(2)
	6/8/2022(3)	5,142(4)	—
Margaret Georgiadis	6/8/2022(3)	5,142(4)	—
Alyssa Harvey Dawson	11/8/2021(3)	1,976(5)	—
	6/8/2022(3)	5,142(4)	—
Asha Sharma	8/10/2021(3)	2,951(6)	—
	6/8/2022(3)	5,142(4)	—
Eduardo Vivas	6/8/2022(3)	5,142(4)	—
a.These awards were granted pursuant to our 2011 Equity Incentive Plan.
b.This option is subject to an early exercise provision and is immediately exercisable. The vesting conditions are satisfied, subject to Mr. Billings continued role as a service provider to us, as to 1/12th of the total shares on March 1, 2021 with 1/12th of the total shares vesting each quarter thereafter, provided that 100% of any unvested shares covered by the option will vest immediately prior to the closing of an Acquisition or Other Combination (each as defined in our 2011 Plan).
c.These awards were granted pursuant to our 2021 Equity Incentive Plan.
d.The vesting conditions are satisfied, subject to each non-employee directors’ continued role as a service provider to us, as to 100% of the total shares on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted.
e.The vesting conditions are satisfied, subject to Ms. Harvey Dawson’s continued role as a service provider to us, as to 1/12th of the total shares on November 20, 2021 with 1/12th of the total shares vesting quarterly thereafter.
f.The vesting conditions are satisfied, subject to Ms. Sharma’s continued role as a service provider to us, as to 1/12th of the total shares on August 20, 2021 with 1/12th of the total shares vesting quarterly thereafter.

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PROPOSAL NO. 1
Election of Directors
Our Board of Directors is currently composed of eight members. Each of the currently serving eight directors have been nominated by our Board of Directors for election at the Annual Meeting, each to serve a one-year term until the 2024 annual meeting of stockholders and until their successors are elected and qualified.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Adam Foroughi, Herald Chen, Craig Billings, Margaret Georgiadis, Alyssa Harvey Dawson, Edward Oberwager, Asha Sharma, and Eduardo Vivas as nominees for election as directors at the Annual Meeting. If elected, each of the nominees will serve as directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified. For information concerning the nominees, please see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Foroughi, Chen, Billings, Oberwager, and Vivas, and Mses. Georgiadis, Harvey Dawson, and Sharma. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the eight nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2023. Deloitte has served as our independent registered public accounting firm since 2014.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Our Audit Committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our Board of Directors may reconsider the appointment. Representatives of Deloitte will be present at the Annual Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Deloitte for our fiscal years ended December 31, 2022 and 2021.

$ in thousands	2022	2021

Audit Fees(1)	5,130	3,516
Audit-Related Fees(2)	—	200
Tax Fees(3)	1,895	1,856
All Other Fees(4)	505	467
Total Fees	7,530	6,039
1.    Audit fees include fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and also includes fees related to statutory audit services for certain of our foreign subsidiaries.
2.    Audit-related fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Fees.” For the fiscal year ended December 31, 2021, this primarily consists of fees for services provided in connection with preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. No audit-related fees were incurred during the fiscal year ended December 31, 2022.
3.    Tax fees include fees related to services for U.S. federal, state, local, international, and other tax compliance, planning, advisory, and consultation services.
4.    All Other Fees include services other than the services reported above, including permissible advisory and consulting services in connection with merger and acquisitions and other.

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Auditor Independence
In our fiscal year ended December 31, 2022, there were no other professional services provided by Deloitte, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Deloitte.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by Deloitte for our fiscal year ended December 31, 2022, which includes all fees for audit services, were pre-approved by our audit committee in accordance with the policy. Following the adoption of our pre-approval policy in April 2021, all services provided by Deloitte for our fiscal year ended December 31, 2021, which includes all fees for audit services, were pre-approved by our Audit Committee in accordance with the policy.
Vote Required
The ratification of the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Audit Committee Report
The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by Nasdaq corporate governance requirements and SEC rules and regulations. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. With respect to AppLovin’s financial reporting process, AppLovin’s management is responsible for establishing and maintaining internal controls and preparing AppLovin’s financial statements. AppLovin’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of AppLovin’s financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare AppLovin’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.
Based on the Audit Committee’s review and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Craig Billings (Chair)
Margaret Georgiadis
Alyssa Harvey Dawson
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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PROPOSAL NO. 3
Advisory Vote on the Compensation of Our Named Executive Officers
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. In 2022, we held our first Say-on-Pay vote and, after we reviewed the results of the vote with respect to Proposal 4, we intend to hold a Say-on-Pay vote every three years, so that our next Say-on-Pay vote would occur at our 2026 annual meeting of stockholders.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. We encourage our stockholders to read the disclosures set forth below in the Executive Compensation section of this proxy statement to review the correlation between compensation and performance, as well as the compensation actions taken in fiscal 2022.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

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Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL NO. 4
Advisory Vote on the Frequency of Future Stockholder Advisory Votes on the Compensation of Our Named Executive Officers
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every year, two years or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our Board of Directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every three years. In formulating its recommendation, our Board of Directors considered that, while our compensation program contains components that reward near-term achievement, the primary component of our compensation to our named executive officers is equity compensation, which reward long-term stock price appreciation and align the incentives of our named executive officers with the goal of long-term stockholder value creation. As such, our Board of Directors believes it is most appropriate to hold an advisory vote on the compensation of our named executive officers every three years so that stockholders will be able to more effectively assess the long-term effectiveness of our compensation program for named executive officers.
Vote Required
The alternative among one year, two years or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years, or three years.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “THREE YEARS.”

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Executive Officers
The following table identifies certain information about our executive officers as of March 31, 2023. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Adam Foroughi	42	Chief Executive Officer and Chairperson
Herald Chen	53	President, Chief Financial Officer, and Director
Katie Jansen	44	Chief Marketing Officer
Vasily Shikin	38	Chief Technology Officer
Victoria Valenzuela	49	Chief Legal Officer and Corporate Secretary
For Mr. Foroughi and Mr. Chen’s biographies, see “Nominees for Director.”
Katie Jansen. Ms. Jansen has served as our Chief Marketing Officer since October 2012. Prior to joining us, she served as Vice President of Marketing, Marketing Director at PlayFirst, Inc., a publisher of casual games, from October 2009 to March 2012. She holds a B.S. in Psychology from California Polytechnic State University, San Luis Obispo and an M.B.A. from San Francisco State University.
Vasily Shikin. Mr. Shikin has served as our Chief Technology Officer since January 2020 and prior to that served as our Vice President of Engineering since January 2012. Prior to joining us, from May 2008 to January 2012, he served as Senior Software Engineer at DeviceAnywhere, Inc., a cloud-based platform for testing and monitoring mobile websites and applications acquired by Keynote Systems, Inc. Mr. Shikin holds a Masters in Mathematics from Saint-Petersburg State University.
Victoria Valenzuela. Ms. Valenzuela has served as our Chief Legal Officer and Corporate Secretary since May 2020. Ms. Valenzuela joined us through our acquisition of Machine Zone, Inc. where she served as Chief Legal Officer and Corporate Secretary from January 2015 to April 2020. From May 2004 to December 2014, she served as General Counsel, Vice President, Legal Affairs, and Corporate Secretary of Cypress Semiconductor Corporation, a semiconductor company acquired by Infineon Technologies AG. Prior to Cypress Semiconductor, she was a corporate and technology attorney with Brobeck, Phleger & Harrison, LLP and Clifford Chance LLP. She holds a B.A. in Political Science from California State University, Fullerton and a J.D. from Stanford University Law School.

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Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis includes a discussion of compensation for the following current executive officers during the fiscal year ended December 31, 2022, which we refer to as our named executive officers (“NEOs”):
•Adam Foroughi, our Chief Executive Officer and Chairperson of our Board of Directors;
•Herald Chen, our President, Chief Financial Officer and Director;
•Katie Jansen, our Chief Marketing Officer;
•Vasily Shikin, our Chief Technology Officer; and
•Victoria Valenzuela, our Chief Legal Officer and Corporate Secretary.
Executive Summary
Our mission is to help companies grow their apps and accelerate their business. Our full stack software solution provides advanced tools for mobile app developers to grow their businesses by automating and optimizing the marketing and monetization of their apps. We also operate a portfolio of owned mobile apps and accelerated our market penetration through an active acquisition and partnership strategy. Our scaled business model sits at the nexus of the mobile app ecosystem, which creates a durable competitive advantage that has fueled our clients’ success and our strong growth.
Our executive compensation program is heavily weighted in the form of equity compensation that vests over time. The program is designed to attract, retain and incentivize our leadership team who are critical to continuing to execute on our mission, as well as driving stockholder value. As such, we believe that our approach to executive compensation is aligned with that of our stockholders.
Compensation Philosophy
The overall objective of our executive compensation program is to attract, retain and incentivize highly talented individuals that embody our mission. We do this by designing programs that tie executive compensation to individual performance, overall company performance and the interests of our stockholders, with a particular focus on the longer-term elements of target total compensation.
Since our initial public offering in April 2021, our compensation reflects a continuing transition from private company compensation practices to those we believe are best aligned with our public stockholders. Our executive compensation is designed with a mix of short-term and long-term components, with cash and equity elements in proportions that we believe provide appropriate incentives to retain our executive officers and management team and help to achieve success in our business. To that end, we believe that heavily weighting executive compensation to equity compensation rather than cash compensation ensures our management team’s strong alignment with our stockholders. As such, we have not historically provided short-term cash incentives based on our philosophy of aligning incentive compensation with the creation of long-term stockholder value. We also believe that our equity-heavy pay mix maintains an entrepreneurial spirit among our employees, which we believe helps make us a more agile, responsive, and efficient enterprise.

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As a newly public company, our Compensation Committee also considers the fact that our equity compensation granting practices while a private company did not have a cadence of annual equity grants to our key executives, including our NEOs. The result of this is that during 2022 we had many executives with significant vested equity holdings and a disproportionately smaller amount of unvested equity compensation--in fact, our CEO had not received any equity compensation grants since 2011 and, until he received grants in 2023 did not have any unvested equity.
An overarching objective of the Company and the Compensation Committee is to ensure that our pay programs have a benefit to stockholders that outweigh the cost of our pay programs. To that end, the Compensation Committee and the Company’s NEOs frequently assess the compensation-related equity burn rate and actual dilution relative to our compensation peers and other technology or industry “disruptor” companies that recently went public. These burn rate and actual dilution assessments are an integral part of our compensation decision-making process.
So that we can attract and retain the right talent, our executive compensation program seeks to:
•Attract top talent that will allow us to execute on our current plans and scale our growing business;
•Retain and reward talented executives, who possess proven experience, knowledge, expertise, and leadership skills;
•Incentivize our executive officers by giving them a stake in our growth and prosperity, which encourages our executive officers to behave like owners and focus on long-term value creation for the Company; and
•Align the interests of stockholders and NEOs without creating an incentive for inappropriate risk-taking.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled executives. In particular, we believe the leadership provided by our Chief Executive Officer and Chief Technology Officer are critical for such future success and our Compensation Committee assessed their retention as part of its compensation review in 2022 and 2023.
Executive Compensation Policies and Practices
We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and incentivize critical talent. We seek to ensure that our executive compensation program is consistent with our short-term and long-term goals given the nature of the market in which we compete for key talent. We believe our executive compensation plan being heavily weighted to equity-based compensation, rather than cash salaries and cash bonuses, provides attractive and competitive compensation to our executives as well as aligns them with our stockholders. The following policies and practices were in effect during 2022:
•No Special Benefits. The members of our executive team are eligible to participate in broad-based company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees, and we provide no special benefits to them.
•No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

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•Hedging and Pledging Restrictions. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our Board of Directors, from hedging any company securities and from pledging more than 10% of any company securities as collateral for a loan.
•Peer Data Reviewed. Our Compensation Committee works with an independent compensation consultant to complete an annual assessment of the Company’s executive compensation programs relative to peer companies. Our Compensation Committee considers this information along with the Company’s long and short term goals to determine if any changes are needed to the Company’s executive compensation.
•Non-Management Compensation Committee. Our Compensation Committee, who is responsible for the design and review our Company’s executive compensation program, is comprised entirely of non-management directors. Further, our Compensation Committee has access to and regularly works with independent compensation consultants that it selects.
Our Compensation-Setting Process
For 2022, our Board of Directors and Compensation Committee reviewed our executive compensation program and related policies and practices. In determining the compensation of the members of our executive team for 2022, including our NEOs, our Compensation Committee considered the prior and existing compensation arrangements, including base salary and equity incentives. The Compensation Committee also considered the overall strategic business plan and our retention needs, particularly in light of the instability caused by macroeconomic factors impacting our equity value and that of many peer technology companies. In 2022, factors we considered in making our executive compensation decisions included, but were not limited to, input from Mr. Foroughi, past individual performance and expected future performance, vesting status and value of existing equity incentives, the criticality of individuals to our future business success, the burn rate and accounting impact of the compensation awards, and internal pay equity relative to the impact on business and performance. To further assess the competitiveness of our executive compensation program, our Compensation Committee engaged an independent compensation consultant and reviewed the compensation of each of our executives against market data as well as the compensation programs at similar companies.
Use of Independent Compensation Consultant
The Compensation Committee has authority to appoint and retain a compensation consultant. The fees for services rendered by the compensation consultant are paid by the Company. For 2022, our Compensation Committee initially engaged Radford and then Semler Brossy as its independent compensation consultants (collectively, “Compensation Consultant”) to advise on executive compensation matters including: overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board of Directors. We develop our compensation programs after reviewing publicly available compensation data. The Compensation Consultant advised the Compensation Committee on all of the principal aspects of executive compensation. The Compensation Consultant attends meetings of the Compensation Committee when requested to do so and reports directly to our Compensation Committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our Compensation Committee has assessed the independence of each of Radford and Semler Brossy consistent with Nasdaq listing standards and has concluded that the engagement of each of Radford and Semler Brossy does not raise any conflict of interest.

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Use of a Peer Group
The Compensation Committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at AppLovin and in our industry. We undertake this review with the assistance and recommendations of the Compensation Consultant.
In August 2021, the Compensation Committee approved a peer group for use in making 2022 compensation decisions. The Compensation Committee used the following criteria in determining the appropriate peers:
•Industry / Sector – Publicly-traded technology companies, with a focus on digital media platforms and secondary focus on internet and software;
•Revenue – between $1 billion to $5 billion; and
•Market Capitalization – between $10 billion and $90 billion.
2022 Peer Group
Based on these criteria and considerations, our peer group for compensation analyses and decisions made between August 10, 2021 and November 6, 2022, as approved by our Compensation Committee, consisted of the following companies:

Akamai Technologies	Fortinet	Synopsys
ANSYS	GoodRx	VeriSign
CrowdStrike	Okta	Warner Music Group
DocuSign	Palo Alto Networks	Workday
Dolby Laboratories	Proofpoint	Zillow Group
Dropbox	RingCentral
Fair Isaac	Splunk
In November 2022, the Compensation Committee reviewed the peer criteria and further considered other publicly-traded companies based on revenue, market capitalization and reflecting AppLovin’s technology business. The Compensation Committee approved the following amended peer group companies for compensation discussions and decisions made on and after November 7, 2022:

Akamai Technologies	GoodRx	Splunk
ANSYS	HubSpot	Synopsys
CrowdStrike	MongoDB	The Trade Desk
Docusign	Okta	VeriSign
Dropbox	Palo Alto Networks	Workday
Fortinet	RingCentral	Zillow Group
The Compensation Committee considers competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the Committee uses our compensation peer group as

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one data point when considering executive pay packages. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, experience, and strategic needs.
Elements of Executive Pay and 2022 Compensation
Our executive compensation program for 2022 consisted of the following principal compensation elements:
•base salary; and
•short-term and long-term incentive compensation in the form of equity incentives.
We are committed to providing appropriate cash and equity incentives to compensate our NEOs in a manner that our Board of Directors and Compensation Committee determine is reasonable and appropriate to hire, incentivize, and retain key talent.
Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain our NEOs and compensate them for their day-to-day efforts. Base salaries are reviewed periodically, including at the time of a promotion or other change in responsibilities. We believe equity compensation is a more important motivator to our senior executives and therefore the base salaries are generally consistent and capped at $400,000.
The following table sets forth the 2022 base salary for each of our named executive officers:

Name	2022 Base Salary ($)

Adam Foroughi	100,000(1)
Herald Chen	400,000
Katie Jansen	400,000
Vasily Shikin	400,000
Victoria Valenzuela	400,000
1.    At the time of our initial public offering (“IPO”) and at Mr. Foroughi’s request, the Company reduced his base salary to $100,000. Effective as of January 1, 2023, Mr. Foroughi’s base salary was increased to $400,000, consistent with the Company’s other executives.
Equity Compensation
Consistent with our compensation objectives, we believe that equity awards balance the interests of our executive team and our stockholders, ensure our ability to attract and reward our top talent, and foster an entrepreneurial culture that drives efficiency and agility. In 2022, our Compensation Committee, together with its Compensation Consultant, engaged in a market review of the equity compensation of our named executive officers to consider additional awards to acknowledge their significant contributions in fiscal year 2022 and deliver equity incentive compensation opportunities to our NEOs (particularly given that we do not have an executive cash bonus program). While no awards of restricted stock units (“RSUs”) were granted to our NEOs in 2022, on February 3, 2023, one-year RSU grants were made to Mr. Foroughi, Mr. Shikin, Ms. Jansen and Ms. Valenzuela. The combination of these awards and their cash compensation pay our NEOs within market levels of compensation when measured against our peer group and other technology companies that recently went public. Generally, we intend to grant annual equity awards that are competitive with comparable roles in the technology sector and reflective of company and individual performance, leadership contribution, and criticality of the role in our company. Our annual RSU awards vest over 1-

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year from the date of grant. We believe this is appropriate for an annual grant cycle, and that rewarding work and participation in future awards encourages retention rather than multi-year vesting of annual awards. We determined that RSU grants vesting over one year, rather than larger grants intended to vest over longer periods, were appropriate in light of the uncertain economic environment because they would provide us with greater ability to deliver intended value during the period after grant.
During the last two quarters of the fiscal year ended December 31, 2022, and the first quarter of the fiscal year ending December 31, 2023, our Compensation Committee and Board of Directors considered implementing a performance-based equity award program to provide meaningful incentives to certain NEOs and other key employees linked to long-term stockholder value value and an opportunity to earn significant compensation should the value of our stock increase significantly. In designing this program, our Compensation Committee set stock price goals requiring meaningful appreciation in the trading price of our Class A common stock over a sustained period of time before any portion of the incentives is earned, therefore linking the creation of stockholder value to the earned incentives. On March 13, 2023 (the “grant date”), our Board of Directors, upon the recommendation of our Compensation Committee, granted awards of performance-based restricted stock units (“PSUs”), under our 2021 Equity Incentive Plan (the “2021 Plan”), to Mr. Foroughi and Mr. Shikin, with no portion of these PSUs eligible to vest until our stock price has appreciated close to 300%. Our CEO, in consultation with the Compensation Committee Chair, may grant awards to other non-officer employees under the same PSU program. These non-officer participants are typically in product-facing roles and thus have line-of-sight and operational authority over product generation and sales that will drive our stock price performance in the near- and mid-term. Each of Mr. Foroughi and Mr. Shikin received 6,902,000 PSUs which will vest upon the achievement of certain stock price goals, as described below. Other non-officer employees that are critical to our future growth will also be eligible to participate in the program at a substantially lower participation rate.
In addition, our Board of Directors, upon the recommendation of our Compensation Committee, approved the grant of awards of restricted stock units covering 520,472 shares of our Class A common stock under the 2021 Plan to each of Mr. Foroughi and Mr. Shikin. These awards vest in full on February 20, 2024, subject to the recipient’s continued role as a service provider to us through such date.
Our Compensation Committee, in consultation with its independent compensation consultant, Semler Brossy, considered many factors when determining it was in the best interest of the Company and its stockholders to establish a long-term incentive program tied to our stock price and the structure of this recommended program. These factors included the percentage ownership in the Company and value of such ownership of Mr. Foroughi and Mr. Shikin, and the amount of their ownership interests unvested at the time of grant as compared to the amount of vested ownership; market data for similarly situated executives at comparable companies with an emphasis on the ownership percentage and equity value of founder chief executive officers and chief technology officers; the past and expected future contributions to the Company of Mr. Foroughi and Mr. Shikin; including the criticality of these participants to the future success of the business and delivery of value to stockholders; and our Board of Directors’ desire to provide meaningful incentives for Mr. Foroughi and Mr. Shikin to continue serving in their respective positions and driving the growth of the business. In particular, the Compensation Committee and Board of Director believe that Mr. Foroughi and Mr. Shikin are critical to leading the Company through the current turbulent macroeconomic environment and ever-transforming digital advertising space. Each of Mr. Foroughi and Mr. Shikin have been instrumental in our growth to-date, and each possess deep industry expertise and an entrepreneurial spirit that we believe are competitive advantages.

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Our Board of Directors intends for these PSUs to be the exclusive performance-based equity awards that Mr. Foroughi and Mr. Shikin receive for the next four years, unless there are unexpected changes in Company’s business or other unforeseen factors that our Board of Directors or our Compensation Committee determine would make it in the best interest of the Company and its stockholders to grant additional equity award(s) to them. Mr. Foroughi and Mr. Shikin will continue to be eligible for time-based equity awards during this period.
Our Board of Directors believed it was important for the PSUs to vest only if the Company achieves significantly higher stock price milestones, which if achieved, would allow our other stockholders to benefit from the increases in our stock price — no PSUs will be earned unless there is close to a 3x appreciation from the closing price on the grant date. To further align Mr. Foroughi’s economic interests with our stockholders’ interests, Mr. Foroughi will be required to hold a minimum of 6,902,000 shares of our Class A and Class B common stock (equal to 100% of the number of PSUs awarded to him) for a period of five years from the grant date, regardless of whether or not any PSUs are actually earned. Mr. Shikin must hold any after-tax shares that are issued pursuant to any PSUs that are earned for at least one year following the date that such shares are issued; provided, however, that this holding period requirement will end upon a change in control and will automatically cease upon termination of service for reasons other than a termination by the Company for “cause” or resignation without “good reason,” as such terms are defined in our Executive Change in Control and Severance Plan.
The PSUs are eligible to vest based on our stock price performance over a performance period beginning on the first trading day following the grant date and ending on the fifth anniversary of the grant date. Each individual’s award of PSUs is divided into five equal tranches that are eligible to vest based on the achievement of stock price targets, which are measured based on the minimum closing price of our Class A common stock over a consecutive 30 trading day period during the performance period as set forth below. This measurement period was designed to reward Mr. Foroughi and Mr. Shikin only if the Company achieves rigorous stock price hurdles and sustains them for at least 30 consecutive days. The first stock price target (the “threshold price”) is $36.00 per share, or nearly 3x our closing stock price of $12.41 on the date of grant. Each subsequent tranche stock price target increases by $10.75, making the four additional stock price targets $46.75, $57.50, $68.25 and $79.00. Each subsequent stock price target above the threshold price is intended to represent an incremental increase of approximately $4 billion in market capitalization.
The following table presents how many PSUs would be eligible to vest per stock price target achieved for each of Mr. Foroughi, Mr. Shikin and the non-officer employee participants (in aggregate):

	PSUs Eligible to Vest
Company Stock Price Target ($)	Adam Foroughi	Vasily Shikin	Additional Participants (in aggregate)

36.00	1,380,400	1,380,400	690,200
46.75	1,380,400	1,380,400	690,200
57.50	1,380,400	1,380,400	690,200
68.25	1,380,400	1,380,400	690,200
79.00	1,380,400	1,380,400	690,200
Total	6,902,000	6,902,000	3,451,000

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If the closing price of our Class A common stock fails to reach the threshold price over a consecutive 30 trading day period during the performance period, or if an individual terminates service to the Company during a period where the closing price of our Class A common stock is above the threshold price but has not yet fulfilled the consecutive 30 trading day period, no portion of the PSUs shall vest. The stock price targets and number of shares of our Class A common stock underlying the PSUs will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar event under the 2021 Plan.
In the event of a change in control of the Company following the grant date but before the end of the performance period, the PSUs may be eligible to vest in additional amounts if the per share transaction price in the change in control is above the threshold price but below an additional stock price target(s) that has not previously been achieved, in which case the additional amount of PSUs will vest immediately prior to the closing of the change in control.
In the event of termination of employment for “cause” or resignation without “good reason” (each as defined in their PSU agreement), any portion of a participant’s PSUs for which a stock price target has not been achieved will immediately terminate and be forfeited to the Company. For each of Mr. Foroughi and Mr. Shikin, in the event of termination without “cause”, resignation for “good reason”, or termination upon death or disability, any unvested PSUs will remain outstanding and eligible to vest if a stock price target is achieved within twelve months of the date of separation.
Each vested PSU will be settled in a share of our Class A common stock on the next company quarterly vesting date occurring on or after the date on which the PSU vests. To the extent required by law or the rules of the stock exchange upon which our Class A common stock is listed, our clawback policy will apply to all awards.
Benefits
Our named executive officers are eligible to participate in the same benefits programs offered to all employees. We maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis, subject to limitations established by the tax laws. The company matches 100% of the first 1% of employee contributions and up to 50% on the next 5% of employee contributions, up to a maximum of 3.5% of the employee’s annual income. Our company match is fully vested as of each contribution date. The 401(k) plan is intended to be qualified under Code Section 401(a) with the 401(k) plan’s related trust intended to be tax exempt under Code Section 501(a). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our named executive officers are permitted to participate in the same health and welfare plans as other U.S. employees, including medical, dental, and vision plans, as well as our employee stock purchase plan.
Other Compensation Information
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our Board of Directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.
Tax Considerations
We do not provide any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers

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could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Board of Directors may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.
Hedging and Pledging Policies
We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our named executive officers are prohibited from holding any of our securities in a margin account and from pledging more than 10% of the outstanding Class A common stock (or Class B common stock convertible into Class A common stock) held by such individual as collateral for a loan.
Employment Arrangements
We have entered into employment letters with each of our executive officers. Each of these arrangements was approved by the Compensation Committee or our Board of Directors.
In filling each of our executive positions, our Board of Directors or the Compensation Committee, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, sign-on bonuses and reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officer from engaging directly or indirectly in competition with us during their employment, diverting our customers to a competitor, or disclosing our confidential information or business practices, and recruiting or soliciting any of our employees for a period after their employment.
Our named executive officers are also eligible to enter into change in control and severance agreements with the company. These post-employment compensation terms are discussed in “Post-Employment Compensation” below.

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Post-Employment Compensation
We have entered into change in control and severance agreements with each of our executive officers, including each of our named executive officers. These agreements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the company.
We believe that these protections were necessary to induce these individuals to accept a demanding position with the company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. The terms and conditions were approved by our Board of Directors after an analysis of competitive market data provided by our independent compensation consultant.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2022.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Edward Oberwager (Chair)
Craig Billings
Asha Sharma

Compensation Risk Assessment
We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten stockholder value. In our review, we considered numerous factors and design elements that manage and mitigate risk, and based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on the Company.

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Summary Compensation Table for Fiscal Year 2022
The amounts below represent the compensation awarded to, earned by, or paid to our named executive officers for the years shown.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Adam Foroughi Chief Executive Officer	2022	100,000	—	—	—	—	4,355	104,355
	2021	100,000	—	—	—	—	4,346	104,346
	2020	400,000	—	—	—	—	9,462	409,462
Herald Chen Chief Financial Officer	2022	400,000	—	—	—	—	12,475	412,475
	2021	400,000	—	—	—	—	11,291	411,291
	2020	400,000	—	—	—	—	7,467	407,467
Katie Jansen Chief Marketing Officer	2022	400,000	—	—	—	—	9,957	409,957
	2021	400,000	—	—	10,978,125	—	11,950	11,390,075
	2020	400,000	—	5,960,742	—	100,000	9,975	6,470,717
Vasily Shikin Chief Technology Officer	2022	400,000	—	—	—	—	12,475	412,475
	2021	400,000	—	—	36,593,750	—	11,950	37,005,700
	2020	400,000	—	—	—	—	9,800	409,800
Victoria Valenzuela Chief Legal Officer	2022	400,000	—	—	—	—	12,289	412,289
	2021	400,000	900,000	—	7,318,750	—	11,950	8,630,700
	2020	252,083	62,192	2,331,657	—	—	4,120	2,650,052
1.Amounts shown do not reflect compensation actually received, and there can be no assurance that these amounts will ever be realized. Instead, the amount shown is the grant date fair value of the awards computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions. Information regarding the assumptions used to estimate the fair value of stock options is set forth in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K. For RSUs, the grant date fair value of the RSU awards was calculated based on the closing price of our Class A common stock on the grant date, May 4, 2021, of $58.55 per share.
2.For 2022, all other compensation for each named executive officer reflects (i) an $1,800 work-from-home cash stipend paid to all employees and (ii) amounts paid in connection with 401(k) Company matching.

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Narrative Disclosure to Summary Compensation Table
Executive Employment Agreements
We have entered into employment letters setting forth the terms and conditions of employment for each of our named executive officers. No employment letter has a specific term and each provides that the named executive officer is an at-will employee.
Grants of Plan-Based Awards in 2022
No plan-based awards were granted to our named executive officers during the year ended December 31, 2022.
Outstanding Equity Awards at 2022 Year-End
The following table sets forth information relating to outstanding equity awards held by our named executive officers as of December 31, 2022.

Name	Grant Date	Option Awards				Stock Awards
		Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(2)

Adam Foroughi	—	—	—	—	—	—	—
Herald Chen	11/5/2019	2,280,201(3)	—	5.05	11/4/2029	—	—
Katie Jansen	11/18/2020	75,000(4)	—	19.52	11/17/2030	—	—
	5/4/2021	—	—	—	—	112,500(5)	1,184,625
	1/22/2019	—	—	—	—	6,249(6)	65,802
Vasily Shikin	12/16/2019	410,400(7)	150,000	5.05	12/15/2029	—	—
	5/4/2021	—	—	—	—	375,000(8)	3,948,750
	1/22/2019	—	—	—	—	6,249(9)	65,802
Victoria Valenzuela	5/19/2020	187,500(10)	—	7.45	5/18/2030	—	—
	5/4/2021	—	—	—	—	75,000(11)	789,750
	5/19/2020	—	—	—	—	78,124(12)	822,646
1.This column represents the option exercise price per share of our Class A common stock on the grant date, as determined by our Board of Directors.
2.The closing price of our Class A common stock on December 30, 2022 was $10.53.
3.This option is subject to an early exercise provision and is immediately exercisable. The vesting conditions are satisfied, subject to Mr. Chen’s continued role as a service provider to us, as to 1/4th of the total shares on November 4, 2020 with 1/48th of the total shares vesting monthly thereafter.
4.This option is subject to an early exercise provision and is immediately exercisable. The vesting conditions are satisfied, subject to Ms. Jansen’s continued role as a service provider to us, as to 1/4th of the total shares on November 13, 2021 with 1/48th of the total shares vesting monthly thereafter.
5.These shares are subject to an RSU for which the vesting conditions are satisfied, subject to Ms. Jansen’s continued role as a service provider to us, as to 2/5ths of the total shares on November 20, 2022 with 1/20th of the total shares vesting quarterly thereafter.

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6.Reflects shares acquired upon the early-exercise of options that remain subject to vesting conditions and forfeiture. The option award is for a total of 300,000 shares. The vesting conditions are satisfied, subject to Ms. Jansen’s continued role as a service provider to us, as to 1/4th of the total shares on January 1, 2020 with 1/48th of the total shares vesting monthly thereafter.
7.The shares underlying this stock option vest, subject to Mr. Shikin’s continued role as a service provider to us, as to 1/4th of the total shares on December 1, 2019 with 1/48th of the total shares vesting monthly thereafter.
8.These shares are subject to an RSU for which the vesting conditions are satisfied, subject to Mr. Shikin’s continued role as a service provider to us, as to 2/5ths of the total shares on November 20, 2022 with 1/20th of the total shares vesting quarterly thereafter.
9.Reflects shares acquired upon the early-exercise of options that remain subject to vesting conditions and forfeiture. The option award is for a total of 300,000 shares. The vesting conditions are satisfied, subject to Mr. Shikin’s continued role as a service provider to us, as to 1/4th of the total shares on January 1, 2020 with 1/48th of the total shares vesting monthly thereafter.
10.This option is subject to an early exercise provision and is immediately exercisable. The shares underlying this stock option vest, subject to Ms. Valenzuela’s continued role as a service provider to us, as to 1/4th of the total shares on May 19, 2021 with 1/48th of the total shares vesting monthly thereafter.
11.These shares are subject to an RSU for which the vesting conditions are satisfied, subject to Ms. Valenzuela’s continued role as a service provider to us, as to 2/5ths of the total shares on November 20, 2022 with 1/20th of the total shares vesting quarterly thereafter.
12.Reflects shares acquired upon the early-exercise of options that remain subject to vesting conditions and forfeiture. The option award is for a total of 750,000 shares. The vesting conditions are satisfied, subject to Ms. Valenzuela’s continued role as a service provider to us, as to 1/4th of the total shares on May 19, 2021 with 1/48th of the total shares vesting monthly thereafter.

Option Exercises and Stock Vested in 2022
The following table shows the stock awards vested, and value realized upon vesting, by our named executive officers during fiscal 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) $	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) $
Adam Foroughi	—	—	—	—
Herald Chen	19,800	93,258	—	—
Katie Jansen	—	—	189,376	5,234,264
Vasily Shikin	—	—	328,750	6,808,724
Victoria Valenzuela	—	—	237,502	6,041,296
1.    Based on the market price of our Class A common stock on the date of exercise less the option exercise price paid for the shares, multiplied by the number of shares for which the option was exercised.
2.    Based on the market price of our Class A common stock on the vesting date, multiplied by the number of shares vested. Stock awards vesting represent either the vesting and settlement of restricted stock units, or early-exercised options as the repurchase right lapses.

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Potential Payments on Termination or Change in Control
Change in Control and Severance Agreements
In March 2021, our Board of Directors adopted an Executive Change in Control and Severance Plan (the “Executive Severance Plan”) pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan was developed with input from our independent compensation consultant at the time, Radford (Aon plc), regarding severance practices at comparable companies. The Executive Severance Plan is designed to attract, retain, and reward senior level employees. The Executive Severance Plan generally is in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Executive Severance Plan.
Our Board of Directors has designated each of our executive officers as a participant under our Executive Severance Plan eligible for the rights to the applicable payments and benefits described below.
In the event of a “termination” of the employment of a named executive officer by us for a reason other than “cause” or the named executive officer’s death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), the named executive officer will be entitled to the following payments and benefits:
•a lump sum payment equal to 12 months of the named executive officer’s annual base salary, or 18 months in the case of Mr. Foroughi; and
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended (“COBRA”) for a period of 12 months, or 18 months in the case of Mr. Foroughi.
In the event of a “termination” of the employment by us for a reason other than “cause” or the named executive officer’s death or “disability” or by the named executive officer for “good reason” (as such terms are defined in our Executive Severance Plan), in either case, occurring within a period beginning 3 months prior to and ending 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the change in control period), the named executive officer will be entitled to the following payments and benefits:
•a lump sum payment equal to 18 months of the named executive officer’s annual base salary, or 24 months in the case of Mr. Foroughi;
•reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 18 months, 24 months in the case of Mr. Foroughi; and
•100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).
Notwithstanding the foregoing, in the case of Mr. Chen, if his employment is involuntarily terminated without “cause“ or he resigns for “good reason” within the twelve months following a “change of control” (as such terms are defined in his participation agreement), then he will automatically vest in 100% of the option award granted to him on November 5, 2019.

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In addition, in the case of Mr. Chen, upon an “acquisition” (as such term is defined in his participation agreement), 50% of the unvested portion of his stock option granted to him on November 5, 2019 (the “Original Option”) will become vested.
The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as compliance with certain non-disparagement provisions and continued compliance with any confidentiality, proprietary information, and inventions agreement applicable to the named executive officer.
In addition, if any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Except as discussed above, the Executive Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.
The following tables sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if he or she had terminated employment with us effective December 31, 2022.
Amount of Payments Upon Termination at 2022 Year-End
The following tables sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if he or she had terminated employment with us effective December 31, 2022.

	Termination Outside of Change in Control Period ($)
Name	Annual Base Salary(1)	COBRA Premiums(2)	Acceleration of Vesting of Equity Awards	Total

Adam Foroughi	150,000	45,976	—	195,976
Herald Chen(3)	400,000	30,651	3,014,000	3,444,651
Katie Jansen	400,000	30,651	—	430,651
Vasily Shikin	400,000	23,813	—	423,813
Victoria Valenzuela	400,000	30,651	—	430,651
1.Based on a lump sum payment equal to 12 months of the named executive officer’s annual base salary, or 18 months in the case of Mr. Foroughi
2.Based on a reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 12 months, or 18 months in the case of Mr. Foroughi. Amounts in the table are based on estimated premium cost of continued health coverage under COBRA for the 12 or 18 months beginning January 2023.
3.Upon an “acquisition” (as such term is defined in his participation agreement), 50% of the unvested portion of the Original Option will become vested.

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	Termination within Change in Control Period ($)
Name	Annual Base Salary(1)	COBRA Premiums(2)	Acceleration of Vesting of Equity Awards(3)	Total

Adam Foroughi	200,000	61,301	—	261,301
Herald Chen(4)	600,000	45,976	6,028,005	6,673,981
Katie Jansen	600,000	45,976	1,184,625	1,830,601
Vasily Shikin	600,000	35,719	4,770,750	5,406,469
Victoria Valenzuela	600,000	45,976	1,366,625	2,012,601
1.Based on a lump sum payment equal to 18 months of the named executive officer’s annual base salary, or 24 months in the case of Mr. Foroughi.
2.Based on a reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 18 months, 24 months in the case of Mr. Foroughi. Amounts in the table are based on estimated premium cost of continued health coverage under COBRA for the 18 or 24 months beginning January 2023.
3.Based on 100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).
4.If Mr. Chen’s employment is involuntarily terminated without “cause“ or he resigns for “good reason” within the twelve months following a “change of control” (as such terms are defined in his participation agreement), then he will automatically vest in 100% of the option award granted to him on November 5, 2019. In addition, upon an “acquisition” (as such term is defined in his participation agreement), 50% of the unvested portion of the Original Option will become vested.

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Pay Versus Performance
Under rules adopted pursuant to the Dodd-Frank Act (PVP Rules), we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with the PVP rules. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis”.
The following table provides information regarding compensation actually paid to our principal executive officer (PEO), and other named executive officers (non-PEO NEOs) for each year from 2021 to 2022, compared to our total shareholder return (TSR) and an index of peer companies from April 15, 2021 through the end of each such year and our net income for each such year. April 15, 2021 is the first day our common stock began trading on the Nasdaq Exchange.

Year (a)	Summary Compensation Table Total for PEO (b)(1)(2)	Compensation Actually Paid to PEO (c)(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(4)	Average Compensation Actually Paid to Non-PEO NEOs (d)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M) (h)(8)	Company-Selected Measure (i)(9)
					Total Shareholder Return (f)(6)	S&P 500 Information Technology Index Total Shareholder Return (g)(7)

2022	104,355	104,355	411,799	(74,612,715)	16.15	87.66	(193)	N/A
2021	104,346	104,346	14,359,442	46,809,649	144.57	122.08	35	N/A
1.Our PEO was Adam Foroughi for both 2021 and 2022.
2.This figure is the total compensation paid to our PEO in each listed year or will ever be paid these amounts, as shown in our Summary Compensation Table for such listed year.
3.Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year or will ever be paid these amounts, but this is a dollar amount derived by starting with the summary compensation table total compensation and then applying certain adjustments under the PVP Rules. Our PEO did not receive any equity-based awards or hold any unvested equity-based awards during any of the years presented. There are no adjustments to be made to his Summary Compensation Table compensation under the PVP Rules.
4.This figure is the average of the total compensation paid to our non-PEO NEOs in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO NEOs in each year are listed in the table below.

2021	2022

Herald Chen	Herald Chen
Vasily Shikin	Vasily Shikin
Katie Jansen	Katie Jansen
Victoria Valenzuela	Victoria Valenzuela

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5.This figure is the average of compensation actually paid for our non-PEO NEOs in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year or will ever be paid those amounts, but this is a dollar amount derived by starting with the Summary Compensation Table total compensation and then applying certain adjustments pursuant to PVP Rules. These adjustments are documented in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year.

	2021 ($)	2022 ($)

Summary Compensation Table Total	$14,359,442	$411,799.00
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(a)	($13,722,656)	$—
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(b)	$22,092,188	$—
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(b)	$21,012,824	$(44,475,404.00)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(b)	$—	$—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(b)	$3,067,852	$(30,549,110.00)
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(b)	$—	$—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—
Compensation Actually Paid	$46,809,649	$(74,612,715.00)
a.The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
b.In accordance with PVP Rules, the fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. Specifically, we measured the fair value of restricted stock units and restricted stock based on the closing price on the relevant measurement date and, in addition to such closing price used the following assumptions for measuring the fair value of outstanding stock options:

Assumption	2022	2021	2020

Expected Term	2.9 years - 4 years	3.9 years - 5.0 years	4.9 years - 6.0 years
Volatility	53% - 73%	48% - 53%	50%
Dividend Yield	0%	0%	0%
Risk-Free Rate	1.1% - 4.5%	0.4% - 1.3%	0.4% - 0.5%
6.Total shareholder return is calculated by assuming that a $100 investment was made based on the closing stock price on the IPO date of April 15, 2021 and reinvesting all dividends until the last day of each reported fiscal year.
7.The peer group used is the S&P 500 Index Information Technology Index, as used in our Stock Performance Graph in Form 10-K. Total shareholder return is calculated by assuming that a $100 investment was made based on the closing stock price on the IPO date of April 15, 2021 and reinvesting all dividends until the last day of each reported fiscal year.
8.The dollar amounts reported are AppLovin’s net income reflected in AppLovin’s audited financial statements.
9.In AppLovin’s assessment, there is not a financial performance measure other than stock price that links compensation actually paid to performance and the PVP Rules do not permit stock price to be the Company Selected Measure unless it is a formal metric in an incentive plan. As described in our Compensation Discussion and Analysis, we do not maintain an annual bonus plan with financial performance measures and our long-term incentive equity awards are in the form of time-based restricted stock units.

2023 Proxy Statement	50	AppLovin

Tabular List of Performance Measures
Although the PVP Rules described above state that stock price cannot be used as a Company-Selected Measure for us, this does not extend to the Tabular List of financial measures that link compensation actually paid to performance, and as a result, we list stock price as our singular measure for fiscal year 2022:

Tabular List

Stock Price
Description of Relationships Between Compensation Actually Paid and Performance
The graphs below describe, in a manner compliant with the PVP Rules, the relationship between Compensation Actually Paid and the individual performance measures shown.
Compensation Actually Paid (CAP) Versus TSR

CAP vs. TSR
$100M
$50M
$—M
$(50)M
$(100)M
$200
$100
$—
$(100)
$(200)
$145
$122
$46.8M
$0.1M
$88
$16
$0.1M
$(74.6)M
2021
2022
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Company TSR
S&P 500 Information Technology Index TSR

2023 Proxy Statement	51	AppLovin

Compensation Actually Paid Versus Net Income

CAP vs. Net Income
$100M
$50M
$—M
$(50)M
$(100)M
$200M
$100M
$—M
$(100)M
$(200)M
$46.8M
$35.3M
$0.1M
$0.1M
$(74.6)M
$(192.9)M
2021
2022
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-PEO NEO)
Net Income

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act of 2010, AppLovin is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the CEO of AppLovin. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.
Measurement Date and Population Considered
We identified the median employee using our employee population on January 3, 2023.
AppLovin is a global company that employs over 1,600 people with employees in 17 countries. In identifying the median employee, we excluded workers in 9 countries totaling 77 workers (approximately 4.7 percent of our workforce).

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We excluded the following number of workers from the following countries (all of the workers in each country), in the identification of the median employee:

Countries Excluded	Workers Excluded

India	19
South Korea	16
Turkey	11
France	9
Ireland	9
Brazil	8
Cyprus	3
Italy	1
Spain	1
Total	77
Consistently Applied Compensation Measure (CACM)
Under the applicable rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of our employees. Specifically, we identified the median employee by looking at annual base pay only. We converted earnings paid in local currency to U.S. dollars by applying the exchange rate applicable on December 31st, 2022. We have annualized the compensation paid to partial-year employees and employees on an unpaid leave of absence, as permitted by applicable SEC regulations. In addition, we did not utilize any cost-of-living adjustment as permitted by applicable SEC regulations.
Methodology and Pay Ratio
After applying our CACM methodology and excluding the employees listed above, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $139,502. Our CEO’s compensation as reported in the Summary Compensation Table was $104,355. Therefore, our CEO to median employee pay ratio is 0.748:1.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions.

2023 Proxy Statement	53	AppLovin

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders(1)	26,932,548	6.72(2)	58,057,462(3)
1.Includes the 2011 Equity Incentive Plan, the 2021 Equity Incentive Plan (“2021 Plan”), the 2021 Employee Stock Purchase Plan (“ESPP”) and the 2021 Partner Studio Incentive Plan (“2021 Partner Plan”). The 2011 Plan was terminated effective April 2021.
2.RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
3.As of December 31, 2022, an aggregate of 58,057,462 shares of Class A common stock were available for issuance under the 2021 Plan, the 2021 Partner Plan, and the ESPP. The 2021 Plan provides that on the first day of each year beginning on January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 39,000,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine. The ESPP provides that on the first day of each year beginning January 1, 2022, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,800,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine. On January 1, 2023, the number of shares of Class A common stock available for issuance under the 2021 Plan and the ESPP increased by 18,693,684 shares and 3,738,737 shares, respectively, pursuant to these provisions. These changes are not reflected in the table above.

2023 Proxy Statement	54	AppLovin

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023 for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 300,093,610 shares of our Class A common stock, 71,162,622 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 31, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AppLovin Corporation, 1100 Page Mill Road, Palo Alto, California 94304. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and Nature of Beneficial Ownership				Percent of Total Voting Power (%)
	Class A Shares		Class B Shares
Name of Beneficial Owner	(#)%		(#)%

Named Executive Officers and Directors:
Adam Foroughi(1)	258,289	*	27,936,907	39.3	32.4
Herald Chen(2)	50,000	*	4,646,459	6.3	5.3
Katie Jansen(3)	1,441,647	*	—	—	*
Vasily Shikin(4)	1,213,580	*	—	—	*

2023 Proxy Statement	55	AppLovin

	Amount and Nature of Beneficial Ownership				Percent of Total Voting Power (%)
	Class A Shares		Class B Shares
Name of Beneficial Owner	(#)%		(#)%

Victoria Valenzuela(5)	752,596	*	—	—	*
Craig Billings(6)	34,152	*	—	—	*
Margaret Georgiadis(7)	209,600	*	—	—	*
Alyssa Harvey Dawson(8)	1,976	*	—	—	*
Edward Oberwager	—	—	—	—	—
Eduardo Vivas	9,601,315	3.2	—	—	*
Asha Sharma(9)	3,934	*	—	—	*
All current directors, named executive officers and executive officers as a group (11 persons)(10)	13,567,089	4.5	32,583,366	45.8	38.6
Shares subject to the Voting Agreement(11)	61,043,289	20.3	73,523,022	100	86.5
Greater than 5% stockholders
KKR Denali Holdings L.P.(12)	60,735,000	20.2	38,905,489	54.7	48.7
Hontai App Fund Limited Partnership(13)	26,167,242	8.7	—	—	1.5
John Krystynak(14)	20,872,419	7.0	—	—	1.2
Andrew Karam(15)	20,000,000	6.7	—	—	1.2
The Vanguard Group(16)	15,832,711	5.3	—	—	*
*Represents beneficial ownership or voting power of less than 1%.
1.Mr. Foroughi, Mr. Chen, and KKR Denali (collectively, with certain affiliates, the Voting Agreement Parties), have entered into the Voting Agreement, pursuant to which two of Mr. Foroughi, Mr. Chen, and KKR Denali (one of which must be Mr. Foroughi) have the authority to direct the vote of all shares of Class B common stock held by the Voting Agreement Parties and their respective permitted entities and permitted transferees on all matters to be voted upon by stockholders.
2.Consists of (i) 50,000 shares of Class A common stock held by The Chen Family 2012 Irrevocable Trust, Herald Y. & Mei K. Chen as Trustees (The Chen Family Trust), for which Mr. Chen and his spouse serve as trustees, (ii) 1,956,059 shares of Class B common stock held by Mr. Chen, (iii) 330,000 shares of Class B common stock held by The Chen Family Trust, (iv) 80,199 shares of Class A common stock held by Mr. Chen (which may be exchanged at any time for shares of Class B common stock, and are reported in the table above as such, pursuant to the Equity Award Exchange Agreement), and (v) 2,280,201 shares of Class B common stock subject to stock options held by Mr. Chen that are exercisable within 60 days of March 31, 2023 (after giving effect to the Equity Award Exchange Agreement). The Voting Agreement Parties have entered into the Voting Agreement, pursuant to which two of the three Voting Agreement Parties (one of which must be Mr. Foroughi) have the authority to direct the vote and vote the shares of all Class B common stock held by the Voting Agreement Parties and their respective permitted entities and permitted transferees on all matters to be voted upon by stockholders.
3.Consists of (i) 1,130,726 shares of Class A common stock held by Ms. Jansen, (ii) 6,086 shares of Class A common stock held by The Jansen Family Trust, for which Ms. Jansen serves as trustee, (iii) 75,000 shares of Class A common stock subject to stock options held by Ms. Jansen that are exercisable within 60 days of March 31, 2023, and (iv) 229,835 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2023.

2023 Proxy Statement	56	AppLovin

4.Consists of (i) 544,087 shares of Class A common stock held by Mr. Shikin, (ii) 472,899 shares of Class A common stock subject to stock options held by Mr. Shikin that are exercisable within 60 days of March 31, 2023 and (iii) 196,594 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2023.
5.Consists of (i) 448,616 shares of Class A common stock held by Ms. Valenzuela, (ii) 187,500 shares of Class A common stock subject to stock options held by Ms. Valenzuela that are exercisable within 60 days of March 31, 2023 and (iii) 116,480 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2023.
6.Consists of (i) 7,400 shares of Class A common stock held by The CSB 2012 Living Trust, for which Mr. Billings serves as trustee, (ii) 5,550 shares of Class A common stock held by The CMB 2016 Trust, for which Mr. Billings’ spouse serves as trustee, (iii) 202 shares of Class A common stock held by Mr. Billings’ spouse, and (iv) 21,000 shares of Class A common stock subject to stock options held by Mr. Billings that are exercisable within 60 days of March 31, 2023.
7.Consists of (i) 24,600 shares of Class A common stock held by Ms. Georgiadis and (ii) 185,000 shares of Class A common stock held by Blue Sage Partners, LLC, for which Ms. Georgiadis and her spouse share voting and dispositive power.
8.Consists of (i) 1,693 shares of Class A common stock held by Ms. Harvey Dawson and (ii) 283 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2023.
9.Consists of (i) 3,442 shares of Class A common stock held by Ms. Sharma and (ii) 492 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2023.
10.Consists of (i) 12,101,662.249 shares of Class A common stock held by our executive officers and directors, (ii) 30,222,966 shares of Class B common stock held by our executive officers and directors (iii) 1,465,427 shares of Class A common stock subject to stock options and RSUs held by our executive officers and directors that are exercisable or scheduled to vest within 60 days of March 31, 2023, (iv) (a) 80,199 shares of Class A common stock and (b) 2,280,201 shares of Class A common stock subject to stock options held by Mr. Chen that are exercisable within 60 days of March 31, 2023 (which may be exchanged for shares of Class B common stock, and are reported in the table above as such, pursuant to the Equity Award Exchange Agreement).
11.Consists of (i) 60,877,945 shares of Class A common stock held by the Voting Agreement Parties, (ii) 71,162,622 shares of Class B common stock held by the Voting Agreement Parties, (iii) 165,344 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of March 31, 2023, and (iv) (a) 80,199 shares of Class A common stock and (b) 2,280,201 shares of Class A common stock subject to stock options held by Mr. Chen that are exercisable within 60 days of March 31, 2023 (which may be exchanged for shares of Class B common stock, and are reported in the table above as such, pursuant to the Equity Award Exchange Agreement).
12.Based solely on a Schedule 13G/A filed with the SEC on February 13, 2023, consists of 99,640,489 shares of common stock, based on (i) 60,735,000 shares of Class A common stock and (ii) 38,905,489 shares of Class B common stock directly owned by KKR Denali. Each of KKR Denali Holdings GP LLC (as the general partner of KKR Denali); KKR Americas Fund XII L.P. (as the sole member of KKR Denali Holdings GP LLC); KKR Associates Americas XII L.P. (as the general partner of KKR Americas Fund XII L.P.); KKR Americas XII Limited (as general partner of KKR Associates Americas XII L.P.); KKR Group Partnership L.P. (as sole member of KKR Americas XII Limited); KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.); KKR Group Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.); KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.) and KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.); and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in this footnote. The Voting Agreement Parties have entered into the Voting Agreement, pursuant to which two of Mr. Foroughi, Mr. Chen, and KKR Denali (one of which must be Mr. Foroughi) have the authority to direct the vote and vote the shares of all Class B common stock held by the Voting Agreement Parties and their respective permitted entities and permitted transferees on all matters to be voted upon by stockholders. The principal business address of each of the entities and persons identified in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
13.Based solely on a Schedule 13G filed with the SEC on February 14, 2022, reporting shared voting power and shared dispositive power with respect to 26,167,242 shares of Class A common stock by Hontai App Fund Limited Partnership, Hontai Capital Cayman Inc., and Yunjoy Capital Cayman Inc. The address for each of Hontai App Fund Limited Partnership, Hontai Capital Cayman Inc., and Yunjoy Capital Cayman Inc. is c/o Maricorp Serviced Ltd., PO Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman, Cayman Islands.
14.Based solely on a Schedule 13G/A filed with the SEC on February 13, 2023, reporting sole voting power and sole dispositive power with respect to 20,872,419 shares of Class A common stock.
15.Based solely on a Schedule 13G/A filed with the SEC on February 13, 2023, reporting sole voting power and sole dispositive power with respect to 20,000,000 shares of Class A common stock.
16.Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, reporting shared voting power with respect to 113,341 shares of Class A common stock, sole dispositive power with respect to 15,444,667 shares of Class A common stock and shared dispositive power with respect to 388,044 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

2023 Proxy Statement	57	AppLovin

Certain Relationships, Related Party and Other Transactions
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an Investor Rights Agreement, pursuant to which certain holders of our capital stock, including KKR Denali, Adam Foroughi and an entity affiliated with Mr. Foroughi, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Mr. Oberwager, a member of our Board of Directors, is affiliated with KKR. Mr. Chen, our President and Chief Financial Officer and a member of our Board of Directors, was previously affiliated with KKR. Mr. Chen is a limited partner in KKR Denali. Adam Foroughi, our CEO, Co-founder and Chairperson of our Board of Directors, and an entity affiliated with him are parties to our Investors’ Rights Agreement.
Director Nominations Agreement
We have entered into a Director Nominations Agreement with KKR Denali. The Director Nominations Agreement grants KKR Denali the right to nominate to our Board of Directors one designee as long as KKR Denali and its affiliates collectively beneficially own at least 25% of the shares of the Class B common stock that KKR Denali held immediately prior to our initial public offering. In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a KKR Denali director designee, KKR Denali shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new KKR Denali director designee. Edward Oberwager currently serves as the KKR Denali director designee.
Further, for so long as KKR Denali and its affiliates hold at least 5% of the outstanding shares of our common stock, one of the independent director candidates selected by the Nominating and Corporate Governance Committee for nomination to our Board of Directors shall be subject to the approval of KKR Denali prior to the nomination of such candidate for election by our stockholders. Margo Georgiadis is the independent director currently serving that was approved by KKR Denali.
Credit Facility
In August 2018, we entered into a credit agreement, which provided for term loans in an aggregate principal amount of $820.0 million and a revolving credit facility of $50.0 million. The credit agreement was amended to increase the principal amount of the term loan by an aggregate amount of $400.0 million on April 23, 2019 and amended again on April 27, 2020, May 6, 2020 and October 27, 2020. The credit agreement was further amended on February 12, 2021 to increase the senior secured term loan facility by $300.0 million to an aggregate principal amount of $1.82 billion, to add an additional $10.0 million in aggregate principal amount of revolving commitments, increasing the total

2023 Proxy Statement	58	AppLovin

revolving commitments to $600.0 million, and to reduce the interest rate on the incremental term loans issued on May 6, 2020 to have the same interest rate as all other term loans. In October 2021, we further amended the credit agreement whereby certain additional lenders agreed to provide incremental loans in an aggregate amount of $1.5 billion. On January 3, 2023, we amended our credit agreements to transition the benchmark interest rate from LIBOR to SOFR which included a 10 basis-point credit spread adjustment.
KKR Capital Markets LLC, an affiliate of KKR, acted as joint lead arranger and joint bookrunner for the credit agreement. In 2022, we paid $5.0 million in fees to KKR Capital Markets LLC in connection with the December 2021 secondary offering of our Class A common stock. KKR Corporate Lending (CA) LLC, an affiliate of KKR, has provided revolving credit commitments in the amount of $15.0 million under our revolving credit facility.
Promissory Notes
Promissory Note with Related Party
On March 8, 2019, we entered into a promissory note with Rafael Vivas, the brother of Eduardo Vivas, a member of our Board of Directors, in consideration of our advancing amounts to allow him to early exercise his stock options, which was amended on August 7, 2020 to lower the interest rate on the outstanding balance of such note to the then applicable IRS annual mid-term rate of 0.41%. This note previously had an interest rate of 2.59%. The note has a principal amount of $2,273,400 and remains outstanding.
Promissory Notes as Payment for Repurchases of Class A Common Stock
In 2019, we entered into promissory notes with Adam Foroughi and Eduardo Vivas as payment for our repurchase of Class A common stock pursuant to certain stock repurchase agreements. These notes have been paid off in full for an aggregate amount of approximately $10.4 million to Mr. Foroughi and $1.3 million to Mr. Vivas.
Equity Award Exchange Agreement
In connection with our initial public offering, we entered into an Equity Award Exchange Agreement with Herald Chen, pursuant to which Mr. Chen has a right (but not an obligation), to require us to exchange any shares of Class A common stock received upon the exercise of options to purchase shares of Class A common stock for an equivalent number of shares of Class B common stock. This Equity Award Exchange Agreement applies only to equity awards granted to Mr. Chen prior to the effectiveness of the filing of our amended and restated certificate of incorporation in connection with our initial public offering. The Equity Award Exchange Agreement covers options to purchase 2,280,001 shares of Class A common stock and 80,199 shares of Class A common stock held pursuant to an exercise of stock options.
Other Transactions
Cookie Monster Capital, LLC (“Cookie Monster”) is a mobile game developer owned by Eduardo Vivas, a member of our Board of Directors. We published an App developed by Cookie Monster under a game assignment and revenue share agreement entered in October 2020. In 2022, we made payments to Cookie Monster in the amount of $0.2 million.
We engaged KKR Capital Markets LLC as an independent financial advisor as defined under FINRA Rule 5110(j)(9) in connection with the secondary offering of shares of our Class A common stock in December 2021, for which KKR Capital Markets LLC received $5.0 million in compensation in March of 2022.

2023 Proxy Statement	59	AppLovin

Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve all related party transactions.
Under this policy, our Audit Committee will review the material facts of all related party transactions and either approve, ratify or disapprove of the entry into the transaction. In determining whether to approve or ratify any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction would affect the independence of any director, any conflict of interest with any of our executive officers, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, and the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, (iv) charitable contributions, grants, or endowments by us to a charitable organization, foundation, or university where the related person’s only relationship is as an employee (other than an executive officer), or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (vii) other transactions where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K. In addition to our policy, our Audit Committee charter provides that our Audit Committee shall review and oversee any related person transactions.

2023 Proxy Statement	60	AppLovin

Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2022, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements, except that one Form 4 report was filed late for each of Messrs. Foroughi, Karam, and Vivas, with respect to five transactions, three transactions, and one transaction, respectively.
Fiscal Year 2022 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2022 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.investors.applovin.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to AppLovin Corporation, Attention: Corporate Secretary, 1100 Page Mill Road, Palo Alto, California 94304.
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Palo Alto, California
April 25, 2023

2023 Proxy Statement	61	AppLovin

APPLOVIN CORPORATION
1100 PAGE MILL ROAD
PALO ALTO, CA 94304

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 6, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/APP2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 6, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13534-P85782

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLOVIN CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. ADAM FOROUGHI	☐	☐
1b. HERALD CHEN	☐	☐
1c. CRAIG BILLINGS	☐	☐
1d. MARGARET GEORGIADIS	☐	☐
1e. ALYSSA HARVEY DAWSON	☐	☐
1f. EDWARD OBERWAGER	☐	☐
1g. ASHA SHARMA	☐	☐
1h. EDUARDO VIVAS	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal 4.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To recommend, on an advisory basis, the frequency of future Stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V13535-P85782

APPLOVIN CORPORATION
Annual Meeting of Stockholders
June 7, 2023 10:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam Foroughi, Herald Chen, and Victoria Valenzuela, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of APPLOVIN CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PT on June 7, 2023, and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually at: www.virtualshareholdermeeting.com/APP2023.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side